CONSENT OF JORDAN, PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated May 15, 2008 on the financial statements of Atlas Futures Fund, Limited Partnership for the period ended March 31, 2008 and the related statement of operations, changes in net assets and cash flows for the three months ended March 31, 2008 and 2007; (ii) our report dated March 29, 2008 on the financial statements of Atlas Futures Fund, Limited Partnership for the years ended December 31, 2007 and 2006, and the related statements of operations, changes in net assets and cash flows for each of the two years in the years then ended; and, (iii) our report dated June 19, 2008 on the financial statements of Ashley Capital Management, Inc. as of December 31, 2007 and 2006, and the related statements of income, retained earnings and cash flows for the years then ended.

 					Jordan, Patke & Associates, Ltd.


					/s/ Jordan, Patke & Associates, Ltd.


Date: June 23, 2008
Lincolnshire, Illinois